UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

MICHAEL BAKER CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	25-0927646
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Airside Business Park 100 Airside Drive Moon Township, PA	15108
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.

The Board of Directors (the “Board”) of Michael Baker Corporation (the “Company”) approved Amendment No. 2, dated as of March 30, 2012 (the “Amendment”), to the Rights Agreement, dated as of November 16, 1999, as amended (the “Rights Agreement”), between the Company and American Stock Transfer and Trust Company, LLC, as rights agent, pursuant to the authority granted to the Board in Section 27 of the Rights Agreement. Pursuant to the Amendment, the Final Expiration Date of the Rights Agreement has been amended to March 30, 2012 and, as a result, the rights issued pursuant to the Rights Agreement will expire as of the close of business on March 30, 2012 unless the rights are redeemed earlier.

The rights issued pursuant to the Rights Agreement are in all respects subject to and governed by the provisions of the Rights Agreement, as amended. The description of the Amendment set forth above is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 4.1 hereto and is incorporated by reference herein.

Item 2.	Exhibits.

Exhibit Number	Exhibit

4.1	Amendment No. 2, dated as of March 30, 2012, to the Rights Agreement, dated as of November 16, 1999, as amended, by and between Michael Baker Corporation and American Stock Transfer and Trust Company, LLC, as rights agent

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MICHAEL BAKER CORPORATION

By:	/s/ H. James McKnight
	Name:	H. James McKnight
	Title:	Executive Vice President, Corporate Secretary and
Chief Legal Officer

Date: April 2, 2012

INDEX TO EXHIBITS

Exhibit Number	Exhibit

4.1	Amendment No. 2, dated as of March 30, 2012, to the Rights Agreement, dated as of November 16, 1999, as amended, by and between Michael Baker Corporation and American Stock Transfer and Trust Company, LLC, as rights agent